EXHIBIT 99.1
FARMERS NATIONAL BANC CORP.
DIVIDEND REINVESTMENT PLAN
AUTHORIZATION FORM
1. DIVIDEND REINVESTMENT.
          FOR CURRENT SHAREHOLDERS ONLY
          Full Reinvestment
          ☐   I would like to reinvest cash dividends paid on ALL of the shares of Common Stock held of record by me in the Plan or credited to my account under the Plan, for the purchase of additional shares of Common Stock.
          Partial Reinvestment
          ☐   I would like to receive cash dividends paid on ___ whole shares of Common Stock held of record by me in the Plan or credited to my account. I acknowledge that dividends paid on all other shares of Common Stock held of record by me in the Plan or credited to my account under the Plan will be reinvested for the purchase of additional shares of Common Stock.
2. INITIAL SUPPLEMENTAL INVESTMENT (Optional).
          FOR CURRENT PLAN PARTICIPANTS
          ☐   Enclosed is my check or money order for $___ ($1,000 maximum per quarter) payable to “Farmers National Bank of Canfield, Administrator for the Farmers National Banc Corp. Dividend Reinvestment Plan” for the purchase of shares of Farmers National Banc Corp. Common Stock. I authorize Farmers National Bank of Canfield (Administrator) to treat the enclosed payment as an initial Supplemental Investment to be used to purchase shares of Common Stock as provided in the Plan. I understand that I am not required to make Supplemental Investments now or at any other time.
3. AUTHORIZATION.
          I hereby appoint the Administrator as my Agent under the terms and conditions of the Farmers National Banc Corp. Amended Dividend Reinvestment Plan, to receive any cash dividends that may become payable to me on all of the shares of Farmers National Banc Corp. Common Stock as to which this authorization is made and to apply such dividends and any initial supplemental Investments to the purchase of shares as provided in the Plan.
          I hereby represent and confirm that I am the record holder (and, unless the broker/nominee form below is completed, the sole beneficial owner) of all of the shares of Farmers National Banc Corp. Common Stock as to which this authorization is made and that my principal residence is in the state or country shown below. I hereby undertake to promptly notify the Administrator if my state or country of residence changes.

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          I understand that I may revoke this authorization at any time by notifying the Administrator in writing of my desire to terminate my participation.

Date

Shareholder Name
(Print or type)

Signature X

State or country (if other than the United States) of residence

Shareholder Name
(if jointly held)(Print or type)
THIS IS NOT A PROXY

RETURN THIS FORM IF YOU WISH TO JOIN THE PLAN. An addressed Postage paid envelope is Provided for that purpose.

All owners of joint registration Must sign. When signing as Trustee, guardian, executor, Administrator, or corporate Officer, please give your full Title.
Signature X (if jointly held) State or country (if other than the United States) of residence (if jointly held)
(If beneficial owner is other than the holder of record)
     In addition to the above statements and representations, I hereby represent and confirm that I am the broker or nominee of the beneficial owner of certain shares of Common Stock of Farmers National Banc Corp. and that the beneficial owner principally resides in the state or country (if other than the United States) of                                             . I hereby undertake to promptly notify the Administrator if the state or county of residence of the beneficial owner changes.

Broker or Nominee

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